Exhibit 99.1

August 19, 2015

Dear Tri-State 1st Banc, Inc. Common Shareholder:

This package is being mailed to you as a shareholder of record of Tri-State 1st Banc, Inc. (“TSOH”) in connection with the merger of TSOH with and into FMNB Merger Subsidiary, LLC (“Merger Sub”), a wholly-owned subsidiary of Farmers National Banc Corp. (“Farmers”) pursuant to the terms of the Agreement and Plan of Merger, dated as of June 23, 2015 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among TSOH, Merger Sub and Farmers (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding TSOH common share will be converted into the right to receive, at the election of the holder but subject to proration, adjustment and certain limitations as set forth in the Merger Agreement, one of the following:

•	1.747 Farmers common shares (a “Stock Election”); or

•	$14.20 in cash without interest (a “Cash Election”).

TSOH is holding a special meeting of shareholders on September 22, 2015. Pending receipt of approval of the TSOH shareholders and satisfaction of certain other closing conditions specified in the Merger Agreement, we currently expect that the Merger will be consummated during the fourth quarter of 2015.

Enclosed are an Election Form and Letter of Transmittal and related documents that pertain to the Merger. In addition, enclosed is an Election and Transmittal Information Booklet for your reference. In order to make an election, please complete, sign and return the Election Form and Letter of Transmittal, with either (i) all share certificate(s) (if applicable) representing your TSOH common shares or confirmation of book-entry transfer, as applicable, or (ii) a properly completed Notice of Guaranteed Delivery, together with any other documentation reasonably required by the exchange agent, Computershare Trust Company, N.A. and Computershare Inc. (the “Exchange Agent”), to the Exchange Agent at one of the addresses set forth below so that it is RECEIVED no later than the Election Deadline. Do not send your election materials to Farmers or TSOH.

The deadline for submitting election forms (the “Election Deadline”) is September 21, 2015. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the date of the Election Deadline. In the event that the Election Deadline changes, Farmers and TSOH will announce the revised dates in a press release, on their websites and in a filing with the Securities and Exchange Commission (the “SEC”). You may also obtain up-to-date information regarding the Election Deadline by calling Georgeson Inc., the information agent (the “Information Agent”), Toll Free at (866) 277-8239 or contact via email at TSOH@georgeson.com. You bear the risk of ensuring proper and timely delivery. Therefore, we encourage you to submit your election materials promptly. If you do not make a valid election, you will be deemed to have made No Election with respect to your TSOH common shares.

For a full discussion of the transactions and the effect of your election, see the Merger Agreement and the proxy statement/prospectus, dated August 17, 2015, that is being sent to you under separate cover (as it may be amended from time to time, the “Proxy Statement”). BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT AND PROXY STATEMENT (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING INSTRUCTIONS TO THIS ELECTION FORM AND LETTER OF TRANSMITTAL.

You are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Farmers through the website maintained by the SEC at www.sec.gov. If you wish to request documents, you should do so at least 5 business days before the Election Deadline. THE PROXY STATEMENT IS DATED AUGUST 17, 2015, AND DOES NOT REFLECT DEVELOPMENTS SUBSEQUENT TO THAT DATE. However, the Proxy Statement incorporates by reference subsequent filings with the SEC by Farmers. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

If you hold TSOH common shares through a broker, dealer, commercial bank, trust company or other fiduciary, you should also instruct such broker, dealer, commercial bank, trust company or other fiduciary what election to make on your behalf by carefully following the instructions you will receive from your broker, dealer, commercial bank, trust company or other fiduciary (you may be subject to an earlier deadline for making your election with respect to such TSOH common shares). Please contact your broker, dealer, commercial bank, trust company or other fiduciary with any questions and to receive the appropriate instruction forms. COMPLETING THE ENCLOSED ELECTION FORM AND LETTER OF TRANSMITTAL WILL NOT RESULT IN YOU MAKING AN ELECTION FOR ANY TSOH COMMON SHARES YOU HOLD THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER FIDUCIARY.

If you have any questions regarding the election materials, please contact:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (866) 277-8239

Or Contact via E-mail at: TSOH@georgeson.com

Kevin J. Helmick
President and Chief Executive Officer
Farmers National Banc Corp.

This Election Form and Letter of Transmittal is dated August 19, 2015, and is first being mailed to common shareholders of TSOH on or about August 20, 2015.

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